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                                                                     Exhibit 4.3

                                                                  Execution Copy
                                                                  --------------



                          WARRANT AGREEMENT AMENDMENT

     This Warrant Agreement Amendment (this "Amendment"), is entered into by and among Gilead Sciences, Inc., a Delaware corporation ("Gilead"), University License Equity Holdings, Inc., a Colorado corporation formerly known as University Technology Corporation ("ULEHI"), and Eyetech Pharmaceuticals, Inc., a Delaware corporation ("Eyetech"), as of September 4, 2003.

     WHEREAS: Eyetech issued warrants to purchase 833,333 shares of Series B Preferred Stock of Eyetech at a price of $6.00 per share (the "Warrants") subject to the terms and conditions of the Warrant Agreement, dated as of March 31, 2000 (as amended by the terms hereof, the "Warrant Agreement"), between Eyetech and Gilead.

     WHEREAS: Pursuant to that certain Assignment of Warrant, by and among Gilead, ULEHI and Eyetech, Gilead assigned to ULEHI 5% of its interest in the Warrants and Eyetech consented to such assignment.

     WHEREAS: Gilead, ULEHI and Eyetech desire to amend the Warrant Agreement as provided herein.

     Now, therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Gilead, ULEHI and Eyetech hereby agree as follows:

     1. AMENDMENT TO WARRANT AGREEMENT. The parties hereto agree that the Warrant Agreement shall be amended as follows:

          (a) Subsection 9(f) of the Warrant Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

              "(f)  [Intentionally Omitted]"

          (b) Section 9 of the Warrant Agreement is hereby amended by adding immediately at the end thereof a new subsection 9(g) to read in its entirety as follows:

              "(g) If all of the outstanding shares of Series B Preferred are converted into Common Stock of the Company in accordance with the terms of the Amended and Restated Certificate of Incorporation of the Company, then, effective upon such conversion, (i) the Warrant shall be exercisable for such number of shares of Common Stock as is equal to the number of shares of Common Stock that each share of Series B Preferred was converted into, multiplied by the number of shares of Series B Preferred subject to the Warrant immediately prior to such conversion, (ii) the Exercise Price shall be the Exercise Price in effect immediately prior to such conversion divided by the number of shares of Common Stock into which each share of Series B Preferred was converted, and (iii) all references in this Agreement and the Warrant Certificate to "Series B Preferred" shall thereafter be deemed to refer to "Common Stock.""



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     Except as expressly amended hereby, the Warrant Agreement remains in full force and effect as originally stated.

     IN WITNESS WHEREOF, the parties have caused this Warrant Agreement Amendment to be executed by their duly authorized representatives as of the dates written first above.

GILEAD SCIENCES, INC.                           UNIVERSITY LICENSE EQUITY
                                                   HOLDINGS, INC.


By:   /s/ JOHN F. MILLIGAN                     By: /s/ JERRY DONAHUE
       ____________________                          ________________________
Name: John F. Milligan                         Name: Jerry Donahue
Title: Executive Vice President                Title: President
       and Chief Financial Officer


                                               EYETECH PHARMACEUTICALS, INC.



                                                By: /s/ GLENN SBLENDORIO
                                                     _______________________
                                                Name: Glenn Sblendorio
                                                Title: CFO






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